Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
February 12, 2021	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Fourth Quarter and Full Year 2020 Earnings;

Strong Recovery with Solid Cash Flow

Fourth Quarter Highlights

•	Fourth quarter 2020 net income of $360 million compared to net income of $308 million in the prior year period; fourth quarter 2020 diluted earnings per share of $1.54 compared to diluted earnings per share of $1.34 in the prior year period.

•	Fourth quarter 2020 adjusted net income of $113 million compared to adjusted net income of $65 million in the prior year period; fourth quarter 2020 adjusted diluted earnings per share of $0.51 compared to adjusted diluted earnings per share of $0.29 in the prior year period.

•	Fourth quarter 2020 adjusted EBITDA of $240 million compared to adjusted EBITDA of $182 million in the prior year period.

•	Fourth quarter 2020 net cash provided by operating activities from continuing operations was $167 million. Free cash flow from continuing operations was $88 million for the fourth quarter 2020 and adjusted free cash flow from continuing operations was $157 million.

•	Balance sheet remains strong with a net leverage of 0.8x and total liquidity is approximately $3 billion. On January 15, 2021 we redeemed in full €445 million (approximately $541 million) in aggregate principle amount of our 5.125% Senior notes due 2021 at par from available cash.

•	Completed the sale of Venator Materials PLC ordinary shares to funds advised by SK Capital on December 23, 2020. Together with estimated cash tax savings of approximately $150 million, which this transaction facilitated, secured an aggregate total cash benefit of approximately $250 million.

•	Announced the acquisition of Gabriel Performance Products within our Advanced Materials segment for $250 million on December 7, 2020, which was completed on January 15, 2021.

•	In our Company wide optimization efforts, we are now targeting annualized savings and acquisition integration synergies in excess of $120 million, to be achieved by mid-2023. $27 million of targeted annualized savings achieved in 2020.

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions, except per share amounts	2020	2019	2020	2019
Revenues	$1,668	$1,657	$6,018	$6,797

Net income	$360	$308	$1,066	$598
Adjusted net income(1)	$113	$65	$218	$353

Diluted income per share	$1.54	$1.34	$4.66	$2.44
Adjusted diluted income per share(1)	$0.51	$0.29	$0.98	$1.53

Adjusted EBITDA(1)	$240	$182	$647	$846

Net cash provided by operating activities from continuing operations	$167	$222	$277	$656
Free cash flow from continuing operations(2)	$88	$129	$28	$382
Adjusted free cash flow from continuing operations(6)	$157	$129	$285	$382

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported fourth quarter 2020 results with revenues of $1,668 million, net income of $360 million, adjusted net income of $113 million and adjusted EBITDA of $240 million.

Peter R. Huntsman, Chairman, President and CEO, commented:

“In the midst of a very challenging 2020, our commitment was to emerge stronger and better. I am very pleased to report that we were able to exceed our expectations. Our fourth quarter adjusted EBITDA significantly exceeded our fourth quarter of a year ago, even despite a lagging recovery in Aerospace. We also delivered a solid fourth quarter and full year free cash flow, beyond what we anticipated. We had added three highly complementary, differentiated businesses to our core portfolio, and are on track to deliver on over $40 million of annualized related synergies. Together with our cost realignment and business optimization plans, we target in excess of $120 million of annualized benefits by mid-2023. Our balance sheet remains very strong. While we are prepared for macro uncertainties to continue in 2021, we see steady improvements over 2020 in most of our core markets and we remain totally committed to creating value for our shareholders.”

Segment Analysis for 4Q20 Compared to 4Q19

Polyurethanes

The increase in revenues in our Polyurethanes segment for the three months ended December 31, 2020 compared to the same period in 2019 was primarily due to higher MDI average selling prices, partially offset by lower sales volumes.  Both differentiated and component MDI average selling prices increased primarily in China and Europe.  MDI sales volumes decreased primarily due to unplanned supplier outages.  The increase in segment adjusted EBITDA was primarily due to higher MDI margins driven by higher MDI pricing, partially offset by lower MDI sales volumes.

Performance Products

The decrease in revenues in our Performance Products segment for the three months ended December 31, 2020 compared to the same period in 2019 was primarily due to lower sales volumes and average selling prices.  Sales volumes and average selling prices decreased largely due to weakened market conditions across several of our amines businesses. The slight decrease in adjusted EBITDA is due to the lower sales volumes and average selling prices partially offset by lower fixed costs.

Advanced Materials

The decrease in revenues in our Advanced Materials segment for the three months ended December 31, 2020 compared to the same period in 2019 was primarily due to lower sales volumes, predominantly due to weakness in our aerospace and commodity markets. Sales volumes decreased across most markets primarily due to economic slowdown and customer destocking. Segment adjusted EBITDA decreased due to lower sales volumes, partially offset by lower fixed costs.  The adjusted EBITDA contribution from our recent acquisition of CVC Thermoset Specialties was offset by the lost adjusted EBITDA from the divestiture of our India-based DIY consumer adhesives business.

Textile Effects

The decrease in revenues in our Textile Effects segment for the three months ended December 31, 2020 compared to the same period in 2019 was due to lower average selling price, partially offset by higher sales volumes.  Average selling prices decreased primarily from market-adjusted pricing aligned to raw material costs.  Sales volumes increased mainly in the Asia region.  Segment adjusted EBITDA was flat with the lower sales revenue being offset by lower raw material costs and lower fixed costs.

Corporate, LIFO and other

For the three months ended December 31, 2020, adjusted EBITDA from Corporate and other for Huntsman Corporation decreased by $4 million to a loss of $47 million from a loss of $43 million for the same period of 2019.

Liquidity and Capital Resources

During the three months ended December 31, 2020, our adjusted free cash flow from continuing operations was $157 million as compared to $129 million in the prior year period. As of December 31, 2020, we had approximately $3 billion of combined cash and unused borrowing capacity.

During the three months ended December 31, 2020, we spent $79 million on capital expenditures as compared to $93 million in the same period of 2019. For the year ended December 31, 2020 we spent $249 million on capital expenditures. For 2021 we expect to spend between $320 million to $330 million on capital expenditures.

Income Taxes

In the fourth quarter 2020, our adjusted effective tax rate was 17%. For 2021, our adjusted effective tax rate is expected to be approximately 22% - 24%.

Earnings Conference Call Information

We will hold a conference call to discuss our fourth quarter 2020 financial results on Friday, February 12, 2021 at 10:00 a.m. ET.

Webcast link: https://78449.themediaframe.com/dataconf/productusers/hun/mediaframe/42984/indexl.html

Participant dial-in numbers:

Domestic callers:                (877) 402-8037

International callers:          (201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, ir.huntsman.com. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the first quarter 2021, a member of management is expected to present at:

Alembic Global Advisors Virtual Deer Valley Chemical Conference on February 25, 2021

Bank of America Agriculture and Materials Virtual Conference on March 3, 2021

A webcast of the presentation, if applicable, along with accompanying materials will be available at ir.huntsman.com.

Table 1 – Results of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions, except per share amounts	2020	2019	2020	2019
Revenues	$1,668	$1,657	$6,018	$6,797
Cost of goods sold	1,306	1,347	4,918	5,415
Gross profit	362	310	1,100	1,382
Operating (credits) expenses	(42)	259	618	954
Restructuring, impairment and plant closing costs (credits)	15	1	49	(41)
Operating income	389	50	433	469
Interest expense	(23)	(25)	(86)	(111)
Equity in income of investment in unconsolidated affiliates	17	13	42	54
Fair value adjustments to Venator investment and related loss on disposal	12	72	(88)	(18)
Loss on early extinguishment of debt	-	-	-	(23)
Other income, net	9	4	36	20
Income from continuing operations before income taxes	404	114	337	391
Income tax (expense) benefit	(37)	151	(46)	38
Income from continuing operations	367	265	291	429
(Loss) income from discontinued operations, net of tax(3)	(7)	43	775	169
Net income	360	308	1,066	598
Net income attributable to noncontrolling interests, net of tax	(17)	(5)	(32)	(36)
Net income attributable to Huntsman Corporation	$343	$303	$1,034	$562

Adjusted EBITDA(1)	$240	$182	$647	$846
Adjusted net income(1)	$113	$65	$218	$353

Basic income per share	$1.56	$1.35	$4.69	$2.46
Diluted income per share	$1.54	$1.34	$4.66	$2.44
Adjusted diluted income per share(1)	$0.51	$0.29	$0.98	$1.53

Common share information:
Basic weighted average shares	220	225	221	229
Diluted weighted average shares	222	227	222	231
Diluted shares for adjusted diluted income per share	222	227	222	231

See end of press release for footnote explanations.

Table 2 – Results of Operations by Segment

	Three months ended			Twelve months ended
	December 31,		Better /	December 31,		Better /
In millions	2020	2019	(Worse)	2020	2019	(Worse)
Segment Revenues:
Polyurethanes	$1,030	$980	5%	$3,584	$3,911	(8)%
Performance Products	265	278	(5)%	1,023	1,158	(12)%
Advanced Materials	207	241	(14)%	839	1,044	(20)%
Textile Effects	173	180	(4)%	597	763	(22)%
Corporate and Eliminations	(7)	(22)	n/m	(25)	(79)	n/m
Total	$1,668	$1,657	1%	$6,018	$6,797	(11)%

Segment Adjusted EBITDA(1):
Polyurethanes	$201	$122	65%	$472	$548	(14)%
Performance Products	41	43	(5)%	164	168	(2)%
Advanced Materials	27	42	(36)%	130	201	(35)%
Textile Effects	18	18	0%	42	84	(50)%
Corporate, LIFO and other	(47)	(43)	(9)%	(161)	(155)	(4)%
Total	$240	$182	32%	$647	$846	(24)%
n/m = not meaningful

See end of press release for footnote explanations.

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	December 31, 2020 vs. 2019
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	8%	3%	(3)%	(3)%	5%

Performance Products	(2)%	2%	(1)%	(4)%	(5)%

Advanced Materials	2%	1%	(4)%	(13)%	(14)%

Textile Effects	(6)%	0%	(1)%	3%	(4)%

	Twelve months ended
	December 31, 2020 vs. 2019
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	(3)%	0%	0%	(5)%	(8)%

Performance Products	(4)%	0%	3%	(11)%	(12)%

Advanced Materials	2%	(1)%	(2)%	(19)%	(20)%

Textile Effects	(3)%	(1)%	(2)%	(16)%	(22)%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts	2020	2019	2020	2019	2020	2019	2020	2019
Net income	$360	$308			$360	$308	$1.62	$1.36
Net income attributable to noncontrolling interests	(17)	(5)			(17)	(5)	(0.08)	(0.02)
Net income attributable to Huntsman Corporation	343	303			343	303	1.54	1.34
Interest expense from continuing operations	23	25
Income tax expense (benefit) from continuing operations	37	(151)	$(37)	$151
Income tax expense (benefit) from discontinued operations(3)	3	(9)
Depreciation and amortization from continuing operations	77	69
Depreciation and amortization from discontinued operations(3)	-	2
Business acquisition and integration expenses (income) and purchase accounting inventory adjustments	1	1	-	1	1	2	-	0.01
EBITDA / Loss (income) from discontinued operations, net of tax(3)	4	(36)	N/A	N/A	7	(43)	0.03	(0.19)
U.S. tax reform impact on tax expense	-	-	-	(4)	-	(4)	-	(0.02)
Significant activities related to deferred tax assets and liabilities(a)	-	-	-	(160)	-	(160)	-	(0.71)
(Gain) loss on sale of businesses/assets	(279)	21	31	(5)	(248)	16	(1.12)	0.07
Income from transition services arrangements	(1)	-	1	-	-	-	-	-
Fair value adjustments to Venator Investment and related loss on disposal(b)	(12)	(72)	(9)	-	(21)	(72)	(0.09)	(0.32)
Certain legal and other settlements and related expenses	3	5	(1)	(1)	2	4	0.01	0.02
Certain non-recurring information technology project implementation costs	3	3	(1)	(1)	2	2	0.01	0.01
Amortization of pension and postretirement actuarial losses	19	17	(5)	(3)	14	14	0.06	0.06
Restructuring, impairment and plant closing and transition costs	18	1	(6)	-	12	1	0.05	-
Plant incident remediation costs	1	3	-	(1)	1	2	-	0.01

Adjusted(1)	$240	$182	$(27)	$(23)	$113	$65	$0.51	$0.29

Adjusted income tax expense(1)					$27	$23
Net income attributable to noncontrolling interests, net of tax					17	5
Adjusted pre-tax income(1)					$157	$93

Adjusted effective tax rate(4)					17%	25%

Effective tax rate					9%	n/m

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Twelve months ended		Twelve months ended		Twelve months ended		Twelve months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts	2020	2019	2020	2019	2020	2019	2020	2019
Net income	$1,066	$598			$1,066	$598	$4.80	$2.59
Net income attributable to noncontrolling interests	(32)	(36)			(32)	(36)	(0.14)	(0.16)
Net income attributable to Huntsman Corporation	1,034	562			1,034	562	4.66	2.44
Interest expense from continuing operations	86	111
Income tax expense (benefit) from continuing operations	46	(38)	$(46)	$38
Income tax expense from discontinued operations(3)	242	35
Depreciation and amortization from continuing operations	283	270
Depreciation and amortization from discontinued operations(3)	-	61
Business acquisition and integration expenses and purchase accounting inventory adjustments	31	5	(6)	-	25	5	0.11	0.02
EBITDA / Income from discontinued operations, net of tax(3)	(1,017)	(265)	N/A	N/A	(775)	(169)	(3.49)	(0.73)
U.S. tax reform impact on tax expense	-	-	-	(1)	-	(1)	-	-
Significant activities related to deferred tax assets and liabilities(a)	-	-	-	(160)	-	(160)	-	(0.69)
Impact of Switzerland income tax rate change	-	-	-	32	-	32	-	0.14
(Gain) loss on sale of businesses/assets	(280)	21	31	(5)	(249)	16	(1.12)	0.07
Income from transition services arrangements	(7)	-	2	-	(5)	-	(0.02)	-
Fair value adjustments to Venator Investment and related loss on disposal(b)	88	18	(9)	-	79	18	0.36	0.08
Loss on early extinguishment of debt	-	23	-	(5)	-	18	-	0.08
Certain legal and other settlements and related expenses	5	6	(1)	(1)	4	5	0.02	0.02
Certain non-recurring information technology project implementation costs	6	4	(1)	(1)	5	3	0.02	0.01
Amortization of pension and postretirement actuarial losses	76	66	(17)	(16)	59	50	0.27	0.22
Restructuring, impairment and plant closing and transition costs (credits)	52	(41)	(13)	9	39	(32)	0.18	(0.14)
Plant incident remediation costs	2	8	-	(2)	2	6	0.01	0.03

Adjusted(1)	$647	$846	$(60)	$(112)	$218	$353	$0.98	$1.53

Adjusted income tax expense(1)					$60	$112
Net income attributable to noncontrolling interests, net of tax					32	36
Adjusted pre-tax income(1)					$310	$501

Adjusted effective tax rate(4)					19%	22%

Effective tax rate					14%	(10)%

(a) During the year ended December 31, 2019, we recorded $153 million of tax benefit relating to the outside basis difference in our investment in Venator, we recorded $18 million of tax benefit relating to realized tax losses on our remaining interest in Venator, we established $11 million of significant income tax valuation allowance in Australia and we recorded $32 million of deferred tax expense due to the reduction of tax rates in Switzerland. During the year ended December 31, 2018, we released $119 million of significant income tax valuation allowances in Switzerland, the U.K. and Luxembourg. We eliminated the effect of these significant changes in tax valuation allowances and deferred tax assets and liabilities from our presentation of adjusted net income to allow investors to better compare our ongoing financial performance from period to period.

(b) Represents the changes in market value in Huntsman's interest in Venator and related loss on disposal of Venator shares sold in December 2020.

N/A = not applicable

See end of press release for footnote explanations.

Table 5 – Selected Balance Sheet Items

	December 31,	December 31,
In millions	2020	2019
Cash	$1,593	$525
Accounts and notes receivable, net	910	953
Inventories	848	914
Other current assets	217	155
Current assets held for sale	-	1,208
Property, plant and equipment, net	2,505	2,383
Other noncurrent assets	2,640	2,182
Total assets	$8,713	$8,320

Accounts payable	$876	$822
Other current liabilities	510	462
Current portion of debt	593	212
Current liabilities held for sale	-	512
Long-term debt	1,528	2,177
Other noncurrent liabilities	1,533	1,311
Huntsman Corporation stockholders’ equity	3,519	2,687
Noncontrolling interests in subsidiaries	154	137
Total liabilities and equity	$8,713	$8,320

Table 6 – Outstanding Debt

	December 31,	December 31,
In millions	2020	2019
Debt:
Revolving credit facility	$-	$40
Accounts receivable programs	-	167
Term loan	-	103
Senior notes	2,047	1,963
Variable interest entities	50	65
Other debt	24	51
Total debt - excluding affiliates	2,121	2,389

Total cash	1,593	525
Net debt - excluding affiliates(5)	$528	$1,864

See end of press release for footnote explanations.

Table 7 – Summarized Statement of Cash Flows

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions	2020	2019	2020	2019
Total cash at beginning of period	$1,168	$418	$525	$340

Net cash provided by operating activities from continuing operations	167	222	277	656
Net cash (used in) provided by operating activities from discontinued operations(3)	(2)	19	(24)	241
Net cash provided by (used in) investing activities from continuing operations	357	(90)	1,462	(201)
Net cash provided by (used in) investing activities from discontinued operations(3)	1	(28)	1	(59)
Net cash used in financing activities	(109)	(19)	(655)	(450)
Effect of exchange rate changes on cash	11	3	7	(2)
Total cash at end of period	$1,593	$525	$1,593	$525

Free cash flow from continuing operations(2):
Net cash provided by operating activities	$167	$222	$277	$656
Capital expenditures	(79)	(93)	(249)	(274)
Free cash flow from continuing operations	$88	$129	$28	$382

Taxes paid on sale of Chemical Intermediates and India-Based DIY Businesses	$69	$-	$257	$-
Adjusted free cash flow from continuing operations(6):	$157	$129	$285	$382

Supplemental cash flow information:
Cash paid for interest	$(41)	$(46)	$(90)	$(111)
Cash paid (received) for income taxes	(74)	2	(316)	(100)
Cash paid for restructuring and integration	(3)	(7)	(27)	(21)
Cash paid for pensions	(28)	(24)	(101)	(92)
Depreciation and amortization of continuing operations	77	69	283	270

Change in primary working capital:
Accounts and notes receivable	$(3)	$69	$100	$138
Inventories	(9)	58	145	77
Accounts payable	117	37	32	21
Total change in primary working capital	$105	$164	$277	$236

See end of press release for footnote explanations.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We do not provide reconciliations for adjusted EBITDA, adjusted net income (loss) or adjusted diluted income (loss) per share on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses and purchase accounting adjustments, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(2)	Management internally uses a free cash flow measure: (a) to evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. We have historically defined free cash flow as cash flows provided by operating activities and used in investing activities, excluding acquisition/disposition activities and including non-recurring separation costs. Starting with the quarter ended March 31, 2020, we updated our definition of free cash flow to a presentation more consistent with today’s market standard of net cash provided by operating activities less capital expenditures. Using our updated definition, our free cash flow for the years ended December 31, 2020, 2019, and 2018 were $28 million, $382 million, and $453 million, respectively. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3)	During the third quarter 2019, we entered into an agreement to sell our Chemical Intermediates Businesses. Results from these businesses, including the associated gain on sale, was treated as discontinued operations until the completion of the sale on January 3, 2020.

(4)	We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate.

The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. We do not provide reconciliations for adjusted effective tax rate on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(5)	Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

(6)	Adjusted free cash flow is defined as free cash flow, as described above, adjusted by excluding the taxes paid in connection with the sale of our Chemical Intermediates Businesses and the sale of the India-based DIY business. We believe that adjusted free cash flow provides a useful comparison from period to period because it excludes the impact of cash taxes unrelated to our operations. Additionally, the proceeds received from the sale of our Chemical Intermediates Businesses and the sale of the India-based DIY business were classified as cash provided by investing activities and therefore was not factored into our free cash flow. As result, we believe the adjustment to exclude the taxes paid associated with this sale provides a meaningful measure of our free cash flow.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2020 revenues of approximately $6 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 70 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 9,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company's website at www.huntsman.com.

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Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed under the caption "Risk Factors" in the Huntsman companies' filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions, timing of proposed transactions, and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.